Exhibit 99.1

AZZ incorporated Announces a 2 for 1 Stock Split

Effected Through 100 Percent Stock Dividend

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

April 9, 2007 – FORT WORTH, TX—AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced that at the regularly scheduled Board of Directors meeting held on April 5, 2007, the Board declared a 2 for 1 stock split of the Company’s Common Stock in the form of a 100% stock dividend, payable on May 4, 2007 to shareholders of record as of April 20, 2007, with a broker’s cut-off date of April 27, 2007. The stock dividend entitles each shareholder of record as of April 20, 2007 to receive one additional share of common stock for each share then owned.

As of February 28, 2007, the most recent fiscal year end, the company had outstanding approximately 5.8 million shares. Upon completion of the stock dividend, the outstanding shares of AZZ incorporated will be approximately 11.7 million.

AZZ is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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